EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-184932 on Form S-4 of our reports dated June 7, 2012, relating to the financial statements of OPNET Technologies, Inc. and the effectiveness of OPNET Technologies, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of OPNET Technologies, Inc. for the year ended March 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

December 4, 2012